Exhibit 15

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated October 26, 2017 on our review of interim financial information of Raytheon Company and its subsidiaries (the "Company") for the three-month and nine-month periods ended October 1, 2017 and October 2, 2016 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2017 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-211878; 333-71974; 333-58474; 333-82529; and 333-44321) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; 333-45629; and 333-168415).
Very truly yours,
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 26, 2017